                                                                   EXHIBIT 10.34

[GRACE LETTERHEAD]


                                                                January 10, 1997

Mr. Fred Lempereur
W. R. Grace & Co.
One Town Center Road
Boca Raton, FL  33486

Dear Fred:

         This letter sets forth our agreement relating to your resignation as Senior Vice President of W. R. Grace & Co. (the "Company") and your retirement from the Company as follows:

1. You will resign your position as Senior Vice President of the Company and all other offices and directorships you hold with the Company's subsidiaries and affiliates, on June 30, 1997, but continue to receive your regular base salary through November 30, 1997 at which time you will retire effective that date.

2. Following your retirement on November 30, 1997, as set forth in paragraph 1 above, you will be entitled to the compensation and benefits set forth below in accordance with and subject to the following terms:

         A. You will receive severance pay, equal to $172,038 (seven months severance pay; a total of 12 months less the five month continuation during 1997) paid in the form of continued salary payments (i.e., in installments twice a month), beginning in December 1997, or in a lump sum at any time prior to July 1, 1998 (less any installments previously received) if you so elect.

         B.       Incentive Compensation

                  You will be considered for an annual incentive compensation award for 1996 based on the financial performance of Container Products, TEC Systems and Packaging and your individual performance. Your 1996 award, which is subject to Board approval, will be paid to you in March 1997, less the amount you deferred. You will not be eligible for 1997 Incentive Compensation.

         C.       Executive Salary Protection Plan and Split-Dollar Life
                  Insurance Plan

                  Your death benefit coverage under the Executive Salary Protection Plan shall cease on December 30, 1997, while your disability coverage under that Plan will cease on November 30, 1997, in accordance with the terms of that Plan. Your participation in the Split-Dollar Life Insurance Plan will cease on January 29, 1998, although you may purchase the policy by reimbursing the Company for the premiums paid by the Company for that policy in your behalf through the date of your retirement. Estimated premiums paid by the Company through November 30, 1997 are expected to total approximately $490,000 for six policy years. The current cash value in the policy is approximately $462,000. Your death benefit coverage is $1,015,000.

         D.       Long-Term Incentive Plan

                  Your participation in the Company's Long-Term Incentive Plan for the 1994-1996, 1995-1997, and 1996-1998 Performance
                  Periods will vest and be paid to you at the same time as other participants. While you will participate for the full 1994-1996 cycle, your awards for 1995-1997 and 1996-1998
                  Performance Periods will be prorated as of your November 30, 1997 retirement date. In the event of a "change in control" of the Company, your entitlement, if any, to receive payments under the LTIP will be the same as those of other persons holding Contingent

                  Performance Units granted under the LTIP, including any proration of awards consistent with the length of the Performance Periods applicable to all other participants in the corresponding Performance Periods.

         E.       Stock Options

                  Your December 5, 1991, December 3, 1992, November 4, 1993, April 7, 1994 and March 2, 1995 stock option grants are fully vested. The second and third installments of your March 7, 1996 award will vest upon your retirement on November 30, 1997 (the first installment will vest on March 7, 1997). Subject to SEC requirements and restrictions (as to which you should consult Bob Lamm), you will be free to exercise your stock options (to the extent then vested) and to sell the shares acquired on exercise following your resignation as an officer of the Company on June 30, 1997. After your retirement, you will have a three-year grace period during which you may exercise your options.

         F.       Deferred Compensation

                  Your deferred compensation balances, estimated at $179,759.75 as of November 30, 1996, will be paid to you in accordance with the distribution elections you have previously made, i.e. in a lump sum payable on January 31, 1998.

         G.       Savings and Investment Plan

                  Following your retirement, you may elect to take a lump sum distribution under the Savings and Investment Plan, defer your distribution until age 70 1/2, or elect to begin receiving installment payments over a period of up to 10 years, in accordance with the terms of the Plan. Your S&I balance as of January 9, 1996 was $135,157. In March 1997, you will be eligible to receive your Savings & Investment Replacement payment for 1996 in an amount estimated to be $7,779. In March 1998, you will receive your replacement payment for 1997 based on your S&I Plan compensation for 1997 and the tax law limit in effect for 1997.

         H.       Benefits

                  Active benefit coverages will continue through June 30, 1998 for medical, dental and for applicable life coverages, including Company-paid basic coverage of $590,000 if you do not purchase your split dollar life insurance policy, unless you elect to take your severance pay in a lump sum, in which case all such coverages would cease at the end of the month as of the date your lump sum severance payment is paid. Pension Plan and Savings & Investment Plan participation will cease on your November 30, 1997 retirement date. Long Term Disability Plan and Business Travel Accident (BTA) Plan participation will cease on June 30, 1997 provided, however, such BTA coverage will be reinstated for the full period, as applicable, during which your repatriation to France is taking place. Of course, should the Company amend or terminate these plans for all other employees, such amendment or termination would apply to you.

                  Following June 30, 1998, your participation in all of Grace's life, medical and dental plans will cease. As provided under Federal COBRA legislation, you may continue coverage under Grace's medical and dental plans for up to 18 months following the date your group participation ends. Prior to June 30, 1998, you will receive the official Request for Continuation of Group Coverage form, and confirmation of the COBRA medical and dental rates that will apply to you. As a citizen and resident of France, you would be eligible for medical coverage under the French Social Insurance System.

         I.       Pensions

                  Under the Company's Retirement Plan for Salaried Employees and the Supplemental Retirement Plan and assuming continuous service through November 30, 1997, continuation of your base salary through such date and a 1996 incentive award at your target amount, your estimated annual benefit, on a straight life basis, would be $204,039 beginning December 1, 1999 at age 62 and $195,878 beginning December 1, 1997, at age 60. You may, of course, elect any other payment option that is available under the Plans. These gross benefit amounts, indicated above, would be reduced by all benefits you are eligible to receive under the French and Swiss retirement plans.
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                                      -3-


                  These offset amounts will be determined in November 1997 at the time of your retirement. Of course, should the Company amend or terminate any of the retirement plans for all other similarly situated retirees, such amendment or termination would apply to you.

         J.       Outplacement Assistance

                  The services of a specialized external company, nominated and sponsored by the Company, will be provided to you for executive-level assistance in job search and placement.

         K.       Perquisites

                  You may continue to use your company-provided leased car and receive reimbursement for expenses incurred under the Financial Counseling Program through December 1997. In the event you wish to purchase your leased car, the Company will arrange for you to do so on December 31, 1997, or on any earlier date as you may select, at the then "fair market value."

         L.       Tax Advice

                  The Company will continue to provide you with assistance of Ernst & Young for the computation of your tax liabilities and preparation of your U.S. tax returns for 1996, 1997 and 1998. The Company will also provide for the services of Cabinet Lefebrre to prepare your 1996, 1997 and 1998 French income tax returns.

         M.       Unused Vacation Payment

                  You are entitled to paid vacation aggregating not less than five weeks during 1997. You will be entitled to payment for any unused vacation time in accordance with Company policy at the time you retire on November 30, 1997, including any days (up to ten) carried over from 1996 in accordance with vacation policy.

         N.       Housing Loan

                  Your Company-provided housing loan in the amount of $350,000 will be repaid by you upon the sale of your home or by December 31, 1997, if sooner.

         O.       Repatriation

                  The cost of your relocation to France and assistance with the sale of your home in Florida will be provided as described in the attached addendum to this letter.

         This letter sets forth the entire agreement and understanding between you and the Company concerning the compensation and benefit arrangements covered by this letter, and it supersedes all prior agreements and understandings, if any, concerning such subject matter between you and the Company. No representation or promise concerning such subject matter has been made by the Company that is not set forth in this letter.

         Please confirm your agreement with the foregoing by signing a copy of this letter where indicated below and returning it to me.

                                             Sincerely,

                                             /s/


Accepted and agreed to this 30 day of January 1997


/s/ Fred Lempereur
-----------------------
Fred Lempereur


cc:   P. J. Hamilton
      J. G. Kaenzig
      W. L. Monroe

                                    ADDENDUM



                                  REPATRIATION

The Company will provide you with the following relocation assistance should you and your family wish to be repatriated to France in 1997:

  COST OF MOVE:

  The Company will reimburse you for the cost of First Class air fare and incidental expenses related to the relocation of you and your immediate family back to France.

  The Company will pay for the packing, transporting, unpacking and insurance of all your household effects from Florida to France, provided that moving your household effects is coordinated through the Grace International Human Resources Department, using a moving company designated by the Department.

  SALE OF RESIDENCE:

  Grace will offer to purchase your Florida residence for its Fair Market Value ("FMV"), established as described in this paragraph. The FMV of your Florida residence will be established by securing and averaging two appraisals made by professional appraisers selected by the International Human Resources Department. If the appraisals vary by five (5) percent or more, a third appraisal will be obtained, and the average of the two closer appraisals will be the FMV of your Florida residence.

  From the date the Company notifies you in writing of the FMV of your Florida residence, you will have sixty (60) days to accept, in writing, to the International Human Resources Department, the Company's offer to purchase your residence at the FMV. You may, instead, elect to reject that offer and sell your residence without assistance from the Company, in which case the Company will be under no obligation to reimburse you for a sale price below the FMV or for maintenance or carrying expenses.

  Failure to accept, in writing, the established FMV within the 60-day period described above will be deemed a rejection of the Company's offer to purchase the residence at FMV.

  Should you sell your Florida residence without the assistance of the Company, the Company will nevertheless reimburse you for reasonable and documented expenses that are incidental to the sale, such as any real estate commission, attorney's fees (or bank service fees if in lieu of attorney's fees), penalties for mortgage, transfer taxes, title evidence based on local practice, and advertising expenses if no real estate commission is involved.

GRACE MEMO

                                                                 Human Resources
                                                             Boca Raton, Florida

DATE:    January 30, 1997

TO:      F. Lempereur

FROM:    P. J. Hamilton

SUBJECT: PARTICIPATION IN LTIPS - REVISED

cc:      J. G. Kaenzig, Jr.
         W. L. Monroe

Your financial and market achievement components are based on the following product lines and Corporate for the following LTIPs:


                                               TARGETED PERFORMANCE UNITS
                                          -------------------------------------
                                          Financial       Market
                                          Component      Component        Total
                                          ---------      ---------        -----
1994 - 1996   Container (including
              Sp. Polymers)                3,120.86      1,537.14        4,658
              Corporate                    2,329.00      2,329.00        4,658
                                           --------      --------        -----
                                           5,449.86      3,866.14        9,316
                                           ========      ========        =====

1995 -1997    Container (including
              Sp. Polymers)                3,120.86      1,537.14        4,658
              Corporate                    2,329.00      2,329.00        4,658
                                           --------      --------        -----
                                           5,449.86      3,866.14        9,316
                                           ========      ========        =====

1996 - 1998   Container                      936.66        461.34        1,398
              Corporate                      699.00        699.00        1,398
                                           --------      --------        -----
                                           1,635.66      1,160.34        2,796
                                           ========      ========        =====